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                            DAVID B. GROSSMAN, P.C.
                                ATTORNEY AT LAW
                              700A Koehler Avenue
                           Ronkonkoma, New York 11779

                                 -------------
                                 (631) 585-8051

                                                                November 1, 2000

                               RETAINER AGREEMENT
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World Cyberlinks Corporation
701 Koehler Avenue
Ronkonkoma, New York 11779

Re: Counsel for the Corporation

Dear Mr. Tobin:

     This will serve to confirm the understanding that you have retained this law firm to represent you regarding Corporate matters in the day to day operation of the World Cyberlinks Corporation. This agreement shall supercede and replace all prior agreements.

     It is agreed that this law firm shall be compensated for its legal services on an hourly fee basis. The parties understand that representation on corporate matters requires the firm to expend considerable time and effort and may result in the law firm foregoing other legal matters in deference to this matter. The hourly rate for corporate representation is three hundred fifty ($350.00) dollars per hour. Representation includes but is not limited to, all day to day matters of a legal nature for which legal representation is requested or required or as directed by the Board of Directors or an officer of the corporation. There is an initial retainer required upon execution of this agreement in the amount of Twenty-five thousand ($25,000.00) Dollars. In Lieu of payment of the retainer, it is agreed that the law firm shall be compensated by the issuance of six hundred thousand (600,000) shares of free trading common stock.

     It is further understood and agreed that the above fee is exclusive of expenses and disbursements incurred. Such expenses and disbursements may include but are not limited to travel, lodging and any and all necessary expenses incurred in the representation of the corporation. It is, however, understood that this firm without your prior approval shall incur no disbursements in excess of $1,000.00.


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     In the event our services are terminated, except by us, such fees as have been paid hereunder shall be deemed earned because of the nature of corporate legal representation. In the event it is determined that an hourly rate should be utilized to determine any outstanding legal fee the normal hourly rate for this type of matter for this law firm is set forth above. Any legal fee paid in excess of that amount will be returned and any amount owed will be billed to the client.

     Our legal fees are computed on an hourly basis of $350.00 for attorneys and $75.00 per hour for work by paralegals, except as indicated. Billing for legal work upon the exhaustion of the initial retainer will be mailed on a monthly basis following the completion of the work. Payment of the legal statement is required within thirty (30) days of the mailing of the statement. This law firm reserves the right to terminate our services in the event that the legal fees are not timely paid. A security agreement or promissory note obligating you for the payment of legal fees may be requested if you indicate by word or deed that you are unable to pay your anticipated legal fees.

     If during any representation, trail results, it is further agreed that in that event, a trial fee of $1,500.00 per day for the anticipated length of the trail will be paid to this office at least thirty (30) days prior to commencement of the trail. Fees paid for trial that is not used will be returned upon a final accounting and completion of the trial. The Client acknowledges that in the event of a non-matrimonial fee dispute, the client has been informed of his right to have the matter arbitrated before an independent panel.

     It is further understood that we have made no promises to you as to the outcome of any aspect of this representation other than our promise to render our services to the best of our professional ability.

     This agreement does not cover the following previously agreed upon matters:

     Shareholder action in Kings County New York (fee: two hundred thousand (200,000) shares);

     Services as President of World Cyberlinks November 1, 1999-October 31, 2000 compensation: two hundred thousand (200,000) shares;

     Services provided June 1, 1999 to November 1, 1999 (fee: seventy-five thousand (75,000) shares).

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                                             very truly yours,
                                             DAVID B. GROSSMAN, P.C.

                                        By: /s/ DAVID B. GROSSMAN, P.C.
                                            -----------------------------------

I have read, understand and acknowledge receipt of a copy of this retainer and agree to all the terms and provisions of this agreement.

Dated: 11/2/2000                             /s/ Michael Tobin
      -----------------                      ------------------------------
                                             Michael Tobin  - President

                                             /s/ James Gardner
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                                             James Gardner - Secretary